Sub-Item 77M

On April 24, 2009, the following mergers occurred between each series of J.P. Morgan Series
Trust II and JPMorgan Insurance Trust Government Bond Portfolio (each an "Acquired Portfolio")
and the Acquiring Portfolios listed below.

ACQUIRED PORTFOLIOS         ACQUIRING PORTFOLIOS
JPMorgan Insurance Trust Government Bond
 Portfolio and JPMorgan Bond Portfolio    merged with  and into      JPMorgan Insurance Trust Core Bond Portfolio
JPMorgan International Equity Portfolio   merged with and into     JPMorgan Insurance Trust International Equity Portfolio
JPMorgan Mid Cap Value Portfolio   merged with and into     JPMorgan Insurance Trust Mid Cap Value Portfolio
JPMorgan Small Company Portfolio   merged with and into     JPMorgan Insurance Trust Small Cap Core Portfolio
JPMorgan U.S. Large Cap Core Equity
 Portfolio      merged with and into  JPMorgan Insurance Trust U.S. Equity Portfolio

The mergers were approved by the Board of Trustees of J.P. Morgan Series Trust II
on November 10, 2008, by the Board of Trustees of JPMorgan Insurance Trust on November 12, 2008
and by shareholders of the Acquiring Portfolios on April 1, 2009.  Pursuant to the Agreements
and Plans of Reorganization, each Acquiring Portfolio acquired all of the assets and assumed all of the liabilities of the corresponding Acquired Portfolio in exchange for shares of the
Acquiring Portfolio.   After the mergers, J.P. Morgan Series Trust had no remaining assets or operations.